Exhibit 10.5

                          FOX BROADCASTING COMPANY

                        STATION AFFILIATION AGREEMENT

May 17, 1990

Mohawk Valley Broadcasting
WFXV
Greenfield Rd.
Rome, NY 13440

Attention: Kevin O'Kane

This sets forth the terms and conditions of the agreement between Fox Broadcasting Company ("Fox") and Mohawk Valley Broadcasting ("Licensee") for the carriage of programming over the facilities of Licensee's television station WFXV ("Station").

1. Fox Programming: Fox will deliver to the Station for free over-the-air television broadcasting, all programming which Fox makes available for broadcasting in the community to which Station is presently licensed by the FCC, which in Utica, NY. The selection, scheduling, substitution and withdrawal of any program or portion thereof shall at all times remain within the sole discretion and control of Fox. Licensee shall not and shall not authorize others to broadcast or otherwise use any program (or part thereof) or other material supplied by Fox except as specified in this Agreement, and without limiting the foregoing, Station may broadcast Fox programming only:
(i) as scheduled by Fox, (ii) in the Community specified above in this Paragraph 1 ("Station's Community"), and (iii) by free over-the-air television broadcasting.

2. Delivery: Fox will transmit the programming hereunder by satellite and shall keep Licensee apprised of both the satellite and transponder being used for such transmission. Any and all costs of whatever kind or nature incurred with respect to the pickup of the programming from the satellite and its rebroadcast by the Station shall be borne by and shall be the sole responsibility of the Licensee.

3.   Carriage & Preemption:

    (a) Licensee agrees to broadcast over the facilities of the Station all Fox programs in their entirety, including, but not limited to, all commercial announcements, Fox i.d.'s, promo's and credits, without interruption, deletion or addition (except for the addition of Licensee's commercial announcements as provided hereunder) on the dates and at the times the programs are scheduled by Fox.

    (b) In the event that Licensee, for any reason, fails to telecast or advises Fox that it will not telecast any Fox programming as provided herein, then, in each case, Licensee, upon notice from Fox to Licensee, will telecast such omitted programming and the commercial announcements contained therein (or any replacement programming and the commercial announcements contained therein) during a time period(s) which the parties shall promptly and mutually agree upon and which shall be of quality and rating value comparable to that of the time period(s) at which such omitted programming was not telecast as provided herein. In the event that the parties do not promptly agree upon a time period(s) as provided in the preceding sentence, then, without limitation to any other rights of Fox under this Agreement or otherwise, Fox shall have the right to license the broadcast rights to the applicable omitted programming (or replacement programming) to another television station located within Station's Community.

    (c) Without limiting any other rights of Fox under this Agreement or otherwise, if within any 6-month period during the term of this Agreement, Station preempts or otherwise fails to broadcast (other than due to force majeure as provided for in Paragraph 7 below) any episodic series or other program scheduled by Fox for broadcast on a once (or less) per week basis (or 25% of any such program scheduled on a more than once per week basis) for 4 consecutive calendar weeks (excluding any calendar weeks it is not scheduled by Fox for broadcast) or 6 calendar weeks in the aggregate, then, with respect to each such series or other program so preempted, Fox may, upon 30 days prior written notice to Licensee, terminate Station's right to broadcast said series or other program and, to the extent and for the period(s) that Fox elects, thereafter license the applicable series or other program to any other entity or entities located in Station's Community.

4.   Promotion:

    (a) Fox will provide Licensee with on-air promotional announcements for Fox which Licensee will broadcast in station's non-Fox programming. Fox will endeavor to supply such promotional announcements in various lengths and formats in order to best serve the interests of Licensee and Fox. Licensee will make a good faith, reasonable effort to provide an on-air promotional schedule consistent with Fox's recommendations. Licensee agrees to maintain complete and accurate records of all promotional announcements broadcast as provided herein. Within two (2) weeks following each request by Fox therefor, Licensee will submit copies of all such records to Fox.

    (b) In addition to providing the promotion announcements referred to above, Fox shall make available to Licensee, at reasonable costs, such other promotional and sales materials as Fox and Licensee may mutually consider appropriate. Licensee shall not delete any copyright, trademark, logo or other notice, or any credit, included in any materials delivered pursuant to this paragraph or otherwise, and Licensee shall not exhibit, display, distribute or otherwise use any trademark, logo or other material or item delivered pursuant to this paragraph or otherwise, except as instructed by Fox at the time.

5.   Commercial Announcements:

    (a) Licensee shall have the right to include six (6) 30-second commercial announcements (inclusive of station breaks) during each hour of programming in prime time. For each hour of programming in other time periods, Fox shall determine the number and length of the commercial announcements that Licensee may include.

    (b) Fox will have the right to include commercial announcements in the remainder of the available commercial time in each hour of programming. With respect to the Fox programming broadcast by Licensee, Licensee's broadcast over the Station of the commercial announcements included by Fox in such programming is of the essence of this Agreement, and nothing contained in Paragraph 3 above or elsewhere in this Agreement shall limit Fox's rights or remedies at law or otherwise relating to failure to so broadcast said commercial announcements. Licensee agrees to maintain complete and accurate records of all commercial announcements broadcast as provided herein. Within two (2) weeks following each request by Fox therefor, Licensee will submit copies of all such records to Fox.

    (c) The placement, timing and format of Fox's and Licensee's commercial announcements shall be determined by Fox.

    (d) For purpose of this Agreement, "prime time" shall mean: 8:00 P.M. (7:00 P.M. on Sundays) to 11:00 P.M. Eastern and Pacific Time and 7:00 P.M. (6:00 P.M. on Sundays) to 10:00 P.M. Central and Mountain Time.

6. Station Compensation: Subject to the performance of Licensee's obligations hereunder, Fox agrees to pay Licensee, and Licensee agrees to accept, compensation (the "Station Compensation") determined in accordance with Fox's current, standard, performance-based station compensation formula (the "Current Formula"). Notwithstanding the foregoing or anything to the contrary in this Agreement, and in lieu of the Current Formula, Fox shall have the right at any time and from time to time, upon not less than 15 days written notice to Licensee (the "Change Notice"), to thereafter calculate the Station Compensation in accordance with such other formula(s), based in whole or in part upon Station's relative rating performance and/or other factors, as may be determined by Fox; provided, however, that: (1) the formula(s) to which each applicable Change Notice relates (the "New Formula") shall not become effective prior to the commencement of the calendar quarter following such Change Notice, and (2) in the event the New Formula is not generally applied to Fox's affiliated stations and is substantially different from the applicable formula(s) to be replaced by the New Formula, then Licensee shall have the right, by written notice to Fox within 15 days of Licensee's receipt of the Change Notice, to terminate this Agreement effective 60 days after Fox's receipt of Licensee's termination notice. Payment of the Station Compensation will be made 60 days after the end of each full or partial calendar quarter within the term of this Agreement ("accounting period"); provided, however, that notwithstanding anything to the contrary contained herein, for any such partial calendar quarter, the applicable Station Compensation shall be that provided above, prorated according to Fox's then-current standard Station Compensation proration procedure applied by Fox for such quarter.

7. Force Majeure: Fox shall not be liable to Licensee for failure to supply any programming or any part thereof, nor shall Licensee be liable to Fox for failure to broadcast any such programming or any part thereof, by reason of any act of God, labor dispute, non-delivery by program suppliers or others, failure or breakdown of satellite or other facilities, legal enactment, governmental order or regulation or any other similar or dissimilar cause beyond their respective control ("force majeure event"). If, due to any force majeure event(s), Fox substantially fails to provide the programming to be delivered to Licensee under Paragraph 1 above, or Licensee substantially fails to broadcast such programming as scheduled by Fox, for 7 consecutive weeks, or for 10 weeks in the aggregate during any 12-month period, then the other party hereto (the "unaffected party") may terminate this Agreement upon thirty (30) days prior written notice to the party so failing, which notice may be given at any time prior to the expiration of 7 days after the unaffected party's receipt of actual notice that the force majeure event(s) has ended.

8. Assignment: This Agreement shall not be assigned by Licensee without the prior written consent of Fox, and any permitted assignment shall not relieve Licensee of its obligations hereunder. Any purported assignment by Licensee without such consent shall be null and void and not enforceable against Fox. Licensee also agrees that if any application is made to the Federal Communications Commission pertaining to an assignment or a transfer of control of Licensee's license for the Station, or any interest therein, Licensee shall immediately notify Fox in writing of the filing of such application. Except as to "short form" assignments or transfers of control made pursuant to Section 73.3540(f) of the Rules and Regulations of the Federal Communications Commission, Fox shall have the right to terminate this Agreement, effective upon thirty (30) days notice to Licensee and the transferee or assignee of such termination, which notice may be given at any time within ninety (90) days after the later occurring of: (a) the date on which Fox learns that such assignment or transfer has become effective, or (b) the date on which Fox receives written notice of such assignment or transfer, or (c) the effective date of this Agreement (the foregoing termination provision shall apply to any assignments or transfers of control that become effective at any time on or after the beginning of the sixth month prior to the effective date of this Agreement). Licensee agrees, that upon Fox's request, Licensee shall procure and deliver to Fox, in form satisfactory to Fox, the agreement of the proposed assignee or transferee that, upon consummation of the assignment or transfer of control of the Station's authorization, the assignee or transferee will assume and perform this Agreement in its entirety without limitation of any kind. If Licensee fails to notify Fox of the proposed assignment or transfer of control of said Station's authorization, or fails to procure the agreement of the proposed assignee or transferee in accordance with this Paragraph, then such failure shall be deemed a material breach of this Agreement.

9. Unauthorized Copying: Licensee shall not, and shall not authorize others to, record, copy or duplicate any programming and other material furnished by Fox hereunder, in whole or in part, and shall take all reasonable precautions to prevent any such recordings, copying or duplicating. Notwithstanding the foregoing, if Station is located in the Mountain Time Zone, Licensee may pre-record programming from the satellite feed for later telecast at the times scheduled by Fox. Licensee shall erase all such prerecorded programming promptly after its scheduled telecast.

10. Term: The term of this Agreement shall commence on September 1, 1990 and shall continue until the expiration of August 31, 1992 (the "initial period"). After the initial period, the term of this Agreement may be extended for additional successive periods of two (2) years each, by Fox, in its sole discretion, giving written notice of such extension (the "extension notice") to Licensee at least one hundred twenty (120) days prior to the expiration of the then-current period; provided, however, that if, within thirty (30) days of Licensee's receipt of the extension notice, Licensee, in its sole discretion, gives Fox written notice that Licensee rejects such extension, then the extension notice shall not be effective and this Agreement shall terminate upon expiration of the then-current period. Notwithstanding anything to the contrary contained in this Agreement, upon the termination or expiration of the term of this Agreement, all of Licensee's and Station's rights to broadcast or otherwise use any Fox program or any trademark, logo or other material or item hereunder shall immediately cease and neither Licensee nor Station shall have any further rights whatsoever with respect to any such program; material or item.

11. Applicable Law: The obligations of Licensee and Fox under this Agreement are subject to all applicable federal, state, and local laws, rules and regulations (including, but not limited to, the Communications Act of 1934, as amended, and the rules and regulations of the Federal Communications Commission) and this Agreement and all matters or issues collateral thereto shall be governed by the law of the State of California applicable to contracts negotiated, executed and performed entirely therein. With respect to programs offered or already contracted for pursuant to this Agreement, nothing herein contained shall be construed to prevent or hinder Licensee from (a) rejecting or refusing Fox programs which Licensee reasonably believes to be unsatisfactory, unsuitable or contrary to the public interest, or (b) substituting a program which, in Licensee's opinion, is of greater local or national importance.

12. Station Acquisition by Fox: In the event that Fox or any of Fox's parent, affiliated, subsidiary or related companies or other entities acquires any significant ownership and/or controlling interest in any television broadcast station licensed to any community within Station's television market, then Fox shall have the right to terminate this Agreement, upon not less than sixty (60) days notice to Licensee. Said termination shall be effective as of such date as Fox shall designate in said notice.

13. Change in Operations: In the event that Station's transmitter location, power, frequency, programming format or hours of operation are materially changed at any time so that Station is of less value to Fox as a broadcaster of Fox programming than at the date of this Agreement, then Fox shall have the right to terminate this Agreement upon (30) days prior written notice to Licensee.

14. Consultation With Board: With respect to any significant future expansions by Fox of its national program service, including expansions into additional dayparts, Fox will consult in advance with the Fox Broadcasting Company Affiliates Association Board of Governors; provided, however, that all decisions shall be made by Fox in its sole discretion.

15.   Warranties and Indemnities:

    (a) Fox represents and warrants that the broadcasting by Station, in accordance with this Agreement, of any Fox programming provided by Fox to Station shall not violate or infringe upon the trade name, trademark, copyright, literary or dramatic right, or right of privacy or publicity of any party, or constitute a libel or slander of any party; provided, however, that the foregoing representations and warranties shall not apply: (1) to public performance rights in music,
        (2) to any material furnished or added by any party other than Fox after delivery of the programming to Station or (3) to the extent such programming is changed or otherwise affected by deletion of any material by any party other than Fox after delivery of the programming to Station. Fox agrees to indemnify and hold harmless Station and its parents, affiliates, subsidiaries, successors and assigns, and the respective owners, officers, directors, agents and employees of each, from and against all liability, actions, claims, demands, losses, damages or expenses (including reasonable attorneys' fees, but excluding Licensee's or Station's lost profits or consequential damages, if any) caused by or arising out of Fox's breach of the representations and warranties set forth in the foregoing sentence. Fox makes no representations, warranties or indemnities, express or implied, except as expressly set forth in this subparagraph 15 (a).

    (b) Without limitation to any of Licensee's other obligations and agreements under this Agreement, Licensee agrees to indemnify and hold harmless Fox and its parents, affiliates, subsidiaries, successors and assigns, and the respective owners, officers, directors, agents and employees of each, from and against all liability, actions, claims, demands, losses, damages or expenses (including reasonable attorneys' fees, but excluding Fox's lost profits or Fox's consequential damages, if any) caused by or arising out of any matters excluded from Fox's representations and warranties by subparagraphs 15 (a)(1), (2) or (3) above, or any breach of any of Licensee's representations, warranties or agreements hereunder or any programming broadcast by Station other than that provided by Fox hereunder.

    (c) The indemnitor may assume, and if the indemnitee requests in writing shall assume, the defense of any claim, demand or action covered by indemnity hereunder, and upon the written request of the indemnitee, shall allow the indemnitee to cooperate in the defense at the indemnitee's sole cost and expense. The indemnitee shall give the indemnitor prompt written notice of any claim, demand or action covered by the indemnity hereunder. If the indemnitee settles any claim, demand or action without the prior written consent of the indemnitor, the indemnitor shall be released from the indemnity in that instance.

16. Notices: All notices to each party required or permitted hereunder to be in writing shall be deemed given when personally delivered (including, without limitation, upon delivery by overnight courier or other messenger or upon receipt of facsimile copy), upon the date of mailing postage prepaid or when delivered charges prepaid to the telegraph office for transmission, addressed as specified below, or addressed to such other address as such party may hereafter specify in a written notice given as provided herein. Such notices to Licensee shall be to the address set forth for Licensee on page 1 of this Agreement. Such notices to Fox shall be to: Fox Broadcasting Company, 10201 West Pico Boulevard, Los Angeles, CA 90035. Attn: Affiliate Relations; with a copy to: Fox Broadcasting Company, 10201 West Pico Boulevard, Los Angeles, CA 90035, Attn: Legal Affairs.

17.   Miscellaneous:

    (a) Nothing contained in this Agreement shall create any partnership, association, joint venture, fiduciary or agency relationship between Fox and Licensee.

    (b) No waive of any failure of any condition or of the breach of any obligation hereunder shall be deemed to be a waiver of any preceding or succeeding failure of the same or any other condition, or a waiver of any preceding or succeeding breach of the same or any other obligation.

    (c) This Agreement constitutes the entire understanding between Fox and Licensee concerning the subject matter hereof and shall not be amended, modified, changed, renewed, extended or discharged except by an instrument in writing signed by Fox and Licensee or as otherwise expressly provided herein. Fox and Licensee each hereby acknowledge that neither is entering into this Agreement in reliance upon any term, condition, representation or warranty not stated herein, and that this Agreement replaces any and all prior and contemporaneous agreements, whether oral or written, pertaining to the subject matter hereof.

    (d) Each and all of the several rights and remedies of each party hereto under or contained in or by reason of this Agreement shall be cumulative, and the exercise of one or more of said rights or remedies shall not preclude the exercise of any right or remedy under this Agreement, at law, or in equity. Notwithstanding anything to the contrary contained in this Agreement, in no event shall either party hereto be entitled to or recover any lost profits or consequential damages because of a breach or failure by the other party, and except as expressly provided in this Agreement to the contrary, neither Fox nor Licensee shall have any right against the other with respect to claims by any third person or other third entity.

    (e) Paragraph headings are inserted for convenience only and shall not be used to interpret this Agreement or any of the provisions hereof or given any legal or other effect whatsoever.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Fox Broadcasting Company
("Fox")

By: C. Dyedell
Title: SR. VP., LEGAL AFFAIRS

Mohawk Valley Broadcasting
("Licensee")

By: Kevin O'Kane - 9/21/90
Title: President

AGREEMENT AND AMENDMENT TO STATION AFFILIATION AGREEMENT

This AGREEMENT AND AMENDMENT TO STATION AFFILIATION AGREEMENT is entered into as of June 11, 1993, between Fox Broadcasting Company ("Fox") and Mohawk Valley Broadcasting ("Licensee").

    WHEREAS, Licensee and Fox have entered into a Station Affiliation Agreement (the "Affiliation Agreement") relating to television station WFXV-TV ("Station");

    WHEREAS, Fox Basic Cable, Inc. ("Fox Basic") intends to negotiate and enter into an affiliation agreement with various cable television operators for the carriage of a new basic cable program service (the "Cable Network");

    WHEREAS, Licensee has expressed a desire and need for a longer term commitment of affiliation with Fox in order to provide Licensee with additional assurance of the availability to Licensee of Fox programming and the stability associated therewith;

    WHEREAS, Fox wishes to accommodate Licensee's needs as long as Fox preserves its access to Licensee's television market when new time periods are programmed by Fox during the extended period of the Affiliation Agreement;

    WHEREAS, Fox and Licensee are required by the Affiliation Agreement to negotiate regarding the terms and conditions of retransmission consent; and,

    WHEREAS,Fox and Licensee desire to enhance the value of the Cable Network and the Fox affiliate network to cable systems by this Agreement;

    NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties agree as follows:

1. SIGNING AUTHORITY: Licensee hereby irrevocably appoints Fox as Licensee's agent, with full power of delegation and substitution to: (a) negotiate on Licensee's behalf a retransmission consent agreement with any cable television system (an "Eligible System") that currently or hereafter carries Station or on which Station would be eligible for carriage as a must-carry signal pursuant to Section 76.56 of the Federal Communications Commission's ("FCC's") Rules ("Must-Carry"), and (b) execute on Licensee's behalf such retransmission consent agreement with each such Eligible System if it agrees to carry the Cable Network. Each such retransmission consent agreement will be substantially in the form of Exhibit A hereto, with such changes as Fox may reasonably deem necessary or appropriate in completing each agreement. Each Eligible System that enters into a retransmission agreement pursuant to this Paragraph 1 shall for purposes of this Agreement be an "Applicable System" for so long as such agreement is in full force and effect. If Fox is unable to conclude retransmission consent agreements on certain Eligible Systems, Fox agrees to provide notice to Licensee authorizing Licensee to negotiate directly with such Eligible Systems.

2. MUST-CARRY ELECTION/OTHER RETRANSMISSION: Without Fox's prior written consent, Licensee agrees that Station shall not elect Must-Carry on any Eligible System (unless said System has only 1,000 or fewer subscribers). Station shall timely notify all Eligible Systems (other than Eligible Systems for which it is permitted to elect Must-Carry by the foregoing sentence), in the manner required by FCC rules, that it is electing to require "retransmission consent" and is not electing "Must-Carry" (such notice shall be made by such date that Must-Carry status shall not apply to Station) and shall timely notify all Eligible Systems that Fox has been appointed as its agent for the negotiation and execution of retransmission consent. Also, without Fox's prior written consent, Station shall not grant any form of retransmission consent to any Eligible System (other than the consent provided pursuant to Paragraph 1 above) and in any event any retransmission consent granted by Station with Fox's consent shall be only as permitted by this Agreement and fully consistent herewith. With respect to any Eligible System that is carrying any other Fox affiliate or for which any other Fox affiliate would be eligible for Must-Carry, if Fox gives Station consent to enter into any retransmission arrangement other than pursuant to this Agreement, and if Station is not the Home ADI Fox affiliate with respect to the Eligible System, Station shall not commence negotiations with respect to, or enter into, said retransmission arrangement until the Home ADI Fox affiliate has executed its retransmission consent agreement with the Eligible System. With respect to retransmission consent agreements entered into directly by Licensee with cable systems, Licensee and Fox shall negotiate in good faith to reach an equitable understanding regarding the sharing with Fox of any consideration received by Licensee from cable systems. As used in this Agreement, "Home ADI" shall have the same definition as specified in Section 76.55 (e) (1) of the FCC's Rules, and a cable system shall be deemed to be located in only the Home ADI in which its principal headend is located.

3. STATION COMPENSATION: Subject to the performance of Licensee's obligations hereunder, Licensee shall be entitled to receive, with respect to each Applicable System for which Station is the Home ADI Fox affiliate, affiliate compensation in either of the following forms (as Licensee shall elect within 5 days following Fox's request therefor):

     (a) 5 cents per month from each monthly per-subscriber fee paid by the Applicable System for the Cable Network, plus Station's allocated share of 25% of the equity of the Cable Network, based on the applicable Fox equity-sharing formula (the formula shall include an allocation of the 25% among 100% of all Fox affiliates, whether or not an affiliate is entitled to share in said 25%); or

     (b) 7 1/2 cents per month from each monthly per-subscriber fee paid by the Applicable System for the Cable Network.

     The 5 or 7 1/2 cents per-subscriber fees described above shall be: (i) computed as if a minimum of 80% of the Applicable System's basic cable subscribers were also Cable Network subscribers, whether or not that 80% actually subscribe to the Cable Network, and (ii) increased each year by the same CPI percentage increase that applies to the fees paid by the participating cable system for the Cable Network. The parties recognize that it will be necessary to specify in greater detail the nature of the arrangements with respect to the Cable Network, and Fox and Licensee agree to negotiate in good faith to develop definitive terms, consistent with the principles contained herein. In any event, however, it is understood that Licensee shall be entitled to the affiliate compensation payable hereunder only until the end of the initial term of the applicable retransmission consent agreement as such initial term is negotiated by Fox pursuant to Paragraph 1 above. Also, in no event shall Fox be required to pay in the aggregate, with respect to any Applicable System, more than the affiliate compensation set forth in (a) or (b) above, as applicable, and if with respect to any Applicable System there is one or more Home ADI Fox affiliates in addition to Station, then said affiliate compensation shall be allocated between all such Home ADI Fox affiliates (including Station) in such manner as Fox shall determine (if all Home ADI Fox affiliates cannot agree upon which election to make between (a) and (b) above, then Fox shall make such election).

4. LOCAL PROGRAMMING/INSERTS: Subject to the agreement and cooperation of each Applicable System and the establishment of suitable local delivery arrangement: (a) Station may program locally two hours of original programming per day on the Cable Network's channel (12N--2:00PM), retaining for its own sale in that programming nine minutes per hour of commercial announcement time, and (b) Station may insert into the Cable Network: (1) up to four local station promos per afternoon promoting Station's early fringe line-up, in such lengths and formats as Fox Basic may reasonably elect, and (2) local news updates in a quantity and at time periods determined by Fox Basic after it has established a format for the new channel.

5. PROGRAM HOLDBACK: As a general rule, but allowing for such unusual exceptions as Fox may reasonably determine, FBC network product will not be repeated on the Cable Network until two years after its last FBC broadcast date, calculated on an episode-by-episode basis, except as part of customary "stripping" rights granted to stations or basic cable networks.

6. CABLE NETWORK NAME: The Fox name and logo will not be included in the commonly used and promoted name of the Cable Network. However, Fox may be a part of its formal name. For example, (this is only an illustrative example) the formal name, "Affiliate Fox Channel", if used, would be known, promoted and listed as "AFC."

7. OTHER ARRANGEMENTS: Station may negotiate for any other arrangements it wishes with any Applicable System, provided that no such arrangement shall be interposed as a condition on or interfere with the Applicable System's carriage of or participation in the Cable Network or Fox's affiliate retransmission arrangements.

8. CHANNEL POSITIONING: In an agreement negotiated between Fox and TCI, Fox has secured, for all Fox affiliates participating in Fox's retransmission consent arrangement, commitments on VHF channel-positioning (subject to certain limited exceptions where there are legal restrictions or more than one Fox Affiliate being carried) and commitments to carry Fox affiliates that are currently being carried or that would be eligible for Must-Carry. Fox commits that Licensee will receive comparable channel-positioning and carriage rights as do the Fox owned-and-operated stations ("O&Os") in any Cable Network retransmission consent agreement involving Licensee and any Fox O&O.

9. AMENDMENT OF STATION AFFILIATION AGREEMENT: The Affiliation Agreement is hereby amended as follows:

      (a) Paragraph 10 of the Affiliation Agreement is amended to specify an expiration date of 10/03/98 (the "Initial Period"). The period of time between the end of the presently effective initial period and the new expiration date specified in the preceding sentence is for purposes of the Affiliation Agreement and "Extension Period."

      (b) Paragraph 3 of the Affiliation Agreement is amended to add a new Paragraph 3(e) as follows:

            Licensee shall broadcast over the facilities of Station all Fox programming to be offered during the Extension Period in time periods not presently programmed by Fox ("New Programmed Time Periods"), subject to Fox providing to Licensee at least six months notice prior to delivering any additional programming within these time periods. Furthermore, if Licensee has entered in any agreement(s) prior to an announcement by Fox to program a specific time period and the agreement(s) is (are) for barter programming that Licensee is required by the terms of the agreement(s) to broadcast during a New Programmed Time Period, then Licensee shall not be required to broadcast the new Fox programming within the same time period, and the existing provisions of Paragraph 3(c) of the Affiliation Agreement shall govern; provided, however, in any such instance(s) Licensee agrees not to renew or otherwise extend its rights to broadcast such conflicting programming within a New Programmed Time Period.

      (c) Paragraph 3(c) is amended to add the following at the end of said
      Paragraph:

            In addition to the foregoing, with respect to programming for broadcast within the New Programmed Time Periods, Fox will provide Licensee with a minimum of six months notice for each program addition, and Licensee shall be required to advise Fox within ten days of receiving notification if Licensee does not wish to televise said programming as scheduled by Fox. In the event that Licensee refuses to broadcast any program within a New Programmed Time Period for any reason other than (i) a program conflict specified in Paragraph 3(e) hereof or (ii) those specified in paragraph 11 hereof, then either Licensee or Fox shall have the right to terminate this Station Affiliation Agreement upon six months prior notice to the other party.

     Except as specifically provided by this Paragraph 9, all of the terms and conditions of the Affiliation Agreement remain in effect and unmodified and shall continue in full force and effect and shall be binding upon the perties hereto in accordance with the terms thereof. If any provision of this Paragraph 9 is found by a court or agency of competent jurisdiction to be unlawful or contrary to the public interest then the entire provisions of this Paragraph 9 shall be null and void.

10. It is expressly agreed that any breach by Licensee or Station of the terms of this Agreement shall be deemed a breach by Licensee of the Affiliation Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

For Broadcasting Company               Mohawk Valley Broadcasting
("Fox")                                ("Licensee")


By: /s/ Eden Bar                       By: /s/ Kevin O'Kane
Its: VP West Coast Operations          Its: President